EXHIBIT 99.1

Britton & Koontz Capital Corporation
500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
January 30, 2012	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2011 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "the Company") today reported net income for the year ended December 31, 2011, of $394 thousand, or $.18 per basic and diluted share, compared to $1.9 million, or $.90 per basic and diluted share, for 2010.  Net income for the quarter ended December 31, 2011, was $311 thousand, or $.15 per basic and diluted share, compared to $665 thousand, or $.31 per basic and diluted share, for the fourth quarter of 2010.  The returns on average assets and equity for the year ended December 31, 2011, were .11% and 1.00%, respectively, compared to .51% and 4.76%, respectively, for same period in 2010.

Net interest income for the three and twelve months ended December 31, 2011, decreased $630 thousand and $1.7 million, respectively, over the same periods in 2010.  The decrease for both periods is primarily due to the shift in longer-term, higher yielding loans and investment securities to cash.  Factors contributing to the shift were lower volumes and returns on investment securities due to the lower interest rate environment during 2011, which made profitable reinvestment of cash flows back into the market difficult and continued weak loan demand in all markets.  In both cases, cash flow was either used to pay down short-term debt or build up deposits at the Federal Reserve Bank.  As a result of these changes, asset yields declined twice as fast as funding costs, negatively impacting net interest income.  For 2011 as compared to 2010, interest yield on earning assets fell .84% while interest cost on funding liabilities fell by only .42%.  For the quarterly comparative period, interest yield on earning assets fell 1.10%, while interest costs on funding liabilities fell by .47%.  Net interest margin declined 70 and 47 basis points to 2.97% and 3.19%, respectively, for the quarter and year ended December 31, 2011.  Net interest income is expected to improve if longer-term interest rates increase and the spread in the yield curve begins to widen.

Non-interest income decreased $276 thousand for the 4th quarter of 2011 compared to the 4th quarter of 2010 primarily from lower mortgage-related income generated in the 4th quarter of 2011 and gains on the sale of other real estate in 2010.  However, non-interest income increased $1.5 million for the year ended December 31, 2011, compared to the year ended December 31, 2010.  The increase is reflected in the increase in gains on the sale of investment securities by $2.2 million offset by a decrease in gains on the sale of other real estate by $648 thousand.  Mortgage-related income for 2011 remained fairly stable at $1.1 million.

Non-interest expense declined $166 thousand for the 4th quarter of 2011 compared to the 4th quarter of 2010 due primarily to lower personnel expense.  Non-interest expense for the year ended December 31, 2011, decreased $1.1 million over the comparable period in 2010.  Approximately $442 thousand of the annual decrease in non-interest expense is due to lower personnel costs along with a $69 thousand decrease in FDIC assessment charges due to changes in the assessment calculation, lower other real estate costs of $100 thousand, and lower charges to expense of $318 thousand related to the provision of loan and late fees receivable.

Since December 31, 2010, total assets decreased $9.3 million to $366.1 million at December 31, 2011.  The change is due primarily to decreases in total investment securities of $19.9 million, a decrease in net loans of $31.5 million, an increase in cash and due from banks of $42.8 million, and an increase in other real estate of $398 thousand.  Total deposits increased $4.5 million to $263.1 million at December 31, 2011, compared to $258.5 million as of December 31, 2010.  Borrowed funds decreased $11.3 million to $57.5 million at December 31, 2011, compared to $68.8 million at December 31, 2010.

        Non-performing assets, which include non-accrual loans, loans delinquent 90 days or more, and other real estate, increased to $12.7 million, or 3.47% of total assets, at December 31, 2011, from $11.3 million, or 3.01% of total assets, at December 31, 2010.  Net charge-offs decreased $309 thousand to $2.8 million at December 31, 2011, from $3.1 million at December 31, 2010.  Net charge-offs as a percentage of average loans remained relatively the same at 1.41% at December 31, 2011, compared to 1.42% at December 31, 2010.  The Company added $4.7 million to its allowance for probable loan losses in 2011 which ended the year at $4.3 million, compared to $2.4 million in 2010.  The higher amount in 2011 was primarily due to increased problem assets including a $4.2 million multi-family loan that was placed on non-accrual in the 3rd quarter of 2011.  The Company believes the allowance for loan loss account is adequate as of December 31, 2011.

        Tier 1 Capital for the Company and its wholly-owned subsidiary, Britton & Koontz Bank, N.A., was $42.1 million and $39.8 million, respectively, at December 31, 2011.

        Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, Mississippi, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of December 31, 2011, the Company reported assets of $366.1 million and stockholders’ equity of $38.8 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at December 31, 2011, were 2,138,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital and its subsidiaries that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; significant fluctuations in interest rates; inflation; significant underperformance in our portfolio of outstanding loans; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the three months ended		For the twelve months ended
	December 31,		December 31,

	2011	2010	2011	2010
Income Statement Data
Interest income	$3,540,368	$4,526,332	$15,726,254	$18,772,120
Interest expense	956,189	1,312,618	4,394,991	5,704,736
Net interest income	2,584,179	3,213,714	11,331,263	13,067,384
Provision for loan losses	-	225,004	4,692,000	1,675,000
Net interest income/(loss) after
provision for loan losses	2,584,179	2,988,710	6,639,263	11,392,384
Non-interest income	740,299	1,016,196	5,781,222	4,294,967
Non-interest expense	3,002,230	3,168,294	12,504,750	13,541,460
Income/(loss) before income taxes	322,248	836,612	(84,265)	2,145,891
Income taxes	11,496	171,858	(478,741)	233,146
Net income/(loss)	$310,752	$664,754	$394,476	$1,912,745

Return on Average Assets	0.34%	0.72%	0.11%	0.51%
Return on Average Equity	3.23%	6.61%	1.00%	4.76%

Diluted:
Net income/(loss) per share	$0.15	$0.31	$0.18	$0.90
Weighted average shares outstanding	2,138,466	2,136,047	2,139,926	2,134,941

	December 31,		December 31,
Balance Sheet Data	2011		2010
Total assets	$366,091,232		$375,419,683
Cash and due from banks	48,622,717		5,818,853
Federal funds sold	-		112,497
Investment securities	118,994,337		138,904,366
Loans, net of UI & loans held for sale	184,142,032		210,564,816
Loans held for sale	2,914,468		6,074,014
Allowance for loan losses	4,287,910		2,420,143
Deposits-interest bearing	209,960,303		212,908,407
Deposits-non interest bearing	53,097,241		45,634,123
Total deposits	263,057,544		258,542,530
Short-term debt	35,639,635		24,977,895
Long-term debt	27,000,000		49,000,000
Stockholders' equity	38,835,739		39,931,973
Book value (per share)	$18.16		$18.70
Total shares outstanding	2,138,466		2,135,466

	December 31,		December 31,
Asset Quality Data	2011		2010
Non-accrual loans	$8,177,672		$7,509,711
Loans 90+ days past due	198,902		484,154
Troubled debt restructurings, still accruing	622,757		-
Total non-performing loans	8,999,331		7,993,865
Other real estate owned	3,701,392		3,303,189
Total non-performing assets	$12,700,723		$11,297,054
Total non-performing assets to average assets	3.38%		3.00%
Net chargeoffs - ytd	$2,824,232		$3,133,599
YTD net chargeoffs as a percent of average loans	1.41%		1.42%